EXHIBIT 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

We have issued our reports dated August 22, 2003, accompanying the financial statements and schedules included in the Annual Report of ACE*COMM Corporation on Form 10-K for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of ACE*COMM’s Employee Stock Purchase Plan, Amended and Restated Omnibus Stock Plan and 2001 Stock Option Plan for Directors of ACE*COMM Corporation on Forms S-8 (File No. 333 12107, No. 333 15237, No. 333 88077, No. 333 88079, and No. 333 61570)

/s/Grant Thornton LLP

Vienna, Virginia
September 29, 2003